Exhibit 99.3
MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Restated to present Cape Cod Cardiology Services as a Discontinued Operation
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2007
Net revenue	$148,356	$154,273	$154,200	$146,695
Operating expenses:
Personnel expense	49,645	50,520	49,156	50,384
Medical supplies expense	42,888	42,757	41,656	38,742
Bad debt expense	11,839	10,235	10,332	11,285
Other operating expenses	31,792	29,555	30,425	29,016
Pre-opening expenses	143	149	245	248
Depreciation	7,658	7,505	7,689	7,341
Amortization	149	149	135	127
(Gain) loss on disposal of property, equipment and other assets	(143)	225	138	28

Total operating expenses	143,971	141,095	139,776	137,171

Income from operations	4,385	13,178	14,424	9,524
Other income (expenses):
Interest expense	(2,642)	(3,862)	(3,864)	(3,931)
Interest and other income, net	99	284	485	1,158
Equity in net earnings of unconsolidated affiliates	1,049	2,636	2,181	2,025

Total other expenses, net	(1,494)	(942)	(1,198)	(748)

Income from continuing operations before minority interest and income taxes	2,891	12,236	13,226	8,776
Minority interest share of earnings of consolidated subsidiaries	(1,238)	(3,865)	(4,642)	(4,137)

Income from continuing operations before income taxes	1,653	8,371	8,584	4,639
Income tax expense	1,670	3,469	3,099	2,348

(Loss)/income from continuing operations	(17)	4,902	5,485	2,291
Income from discontinued operations, net of taxes	486	6,870	200	773

Net income	$469	$11,772	$5,685	$3,064

Earnings (loss) per share, basic
Continuing operations	$(0.00)	$0.25	$0.28	$0.11
Discontinued operations	0.02	0.35	0.01	0.03

Earnings (loss) per share, basic	$0.02	$0.60	$0.29	$0.14

Earnings (loss) per share, diluted
Continuing operations	$(0.00)	$0.25	$0.28	$0.11
Discontinued operations	0.02	0.35	0.01	0.03

Earnings (loss) per share, diluted	$0.02	$0.60	$0.29	$0.14

Weighted average number of shares, basic	19,590	19,524	19,841	21,028
Dilutive effect of stock options and restricted stock	65	107	121	263

Weighted average number of shares, diluted	19,655	19,631	19,962	21,291